UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                  Rule 13d-101
    Information to be Included in Statements Filed pursuant to Rule 13d-1(a)
             and Amendments Thereto Filed Pursuant to Rule 13d-2(a)
                                (AMENDMENT NO. 5)

                                   ECTEL LTD.
--------------------------------------------------------------------------------

                                (Name of Issuer)

                       ORDINARY SHARES, NIS 0.04 PAR VALUE
--------------------------------------------------------------------------------

                         (Title of Class of Securities)

                                    M29925100
--------------------------------------------------------------------------------

                                 (CUSIP Number)

                                SARIT HECHT, ADV.
                      CLAL INDUSTRIES AND INVESTMENTS LTD.
                        3 AZRIELI CENTER, TRIANGLE TOWER
                                 TEL AVIV, 67023
                               TEL: 972-3-6075795
                                     ISRAEL

--------------------------------------------------------------------------------

       (Name, Address and Telephone Number of Person Authorized to Receive
                          Notices and Communications)

                                DECEMBER 4, 2007
--------------------------------------------------------------------------------

             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the Schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 15 pages

                                  SCHEDULE 13D
-------------------                                          -------------------
CUSIP NO. M29925100
-------------------                                          -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Clal Electronics Industries Ltd. (no U.S. I.D. number)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
     (A)  [X]
     (B)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*
     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2 (D) OR 2 (E)     [_]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER
                        0
  NUMBER OF        -------------------------------------------------------------
   SHARES          8    SHARED VOTING POWER
BENEFICIALLY            2,767,153 shares
  OWNED BY         -------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING             0
 PERSON WITH       -------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER
                        2,767,153 shares
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,767,153 shares
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
     [_]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     16.58%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     CO
--------------------------------------------------------------------------------


                               Page 2 of 15 pages

                                  SCHEDULE 13D
-------------------                                          -------------------
CUSIP NO. M29925100
-------------------                                          -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Clal Industries and Investments Ltd. (no U.S. I.D. number)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
     (A)  [X]
     (B)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*
     Not Applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2 (D) OR 2 (E)     [_]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER
                        0
  NUMBER OF        -------------------------------------------------------------
   SHARES          8    SHARED VOTING POWER
BENEFICIALLY            2,767,153 shares
  OWNED BY         -------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING             0
 PERSON WITH       -------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER
                        2,767,153 shares
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,767,153 shares
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
     [_]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     16.58%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     CO
--------------------------------------------------------------------------------


                               Page 3 of 15 pages

                                  SCHEDULE 13D
-------------------                                          -------------------
CUSIP NO. M29925100
-------------------                                          -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Koor Industries Ltd. (no U.S. I.D. number)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
     (A)  [X]
     (B)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*
     Not Applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2 (D) OR 2 (E)     [_]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER
                        0
  NUMBER OF        -------------------------------------------------------------
   SHARES          8    SHARED VOTING POWER
BENEFICIALLY            3,498,836 shares
  OWNED BY         -------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING             0
 PERSON WITH       -------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER
                        3,498,836 shares
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     3,498,836 shares
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
     [_]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     20.97%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     CO
--------------------------------------------------------------------------------


                               Page 4 of 15 pages

                                  SCHEDULE 13D
-------------------                                          -------------------
CUSIP NO. M29925100
-------------------                                          -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Discount Investment Corporation Ltd. (no U.S. I.D. number)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
     (A)  [X]
     (B)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*
     Not Applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2 (D) OR 2 (E)     [_]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER
                        0
  NUMBER OF        -------------------------------------------------------------
   SHARES          8    SHARED VOTING POWER
BENEFICIALLY            3,498,836 shares
  OWNED BY         -------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING             0
 PERSON WITH       -------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER
                        3,498,836 shares
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     3,498,836 shares
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
     [_]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     20.97%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     CO
--------------------------------------------------------------------------------


                               Page 5 of 15 pages

                                  SCHEDULE 13D
-------------------                                          -------------------
CUSIP NO. M29925100
-------------------                                          -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     IDB Development Corporation Ltd. (no U.S. I.D. number)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
     (A)  [X]
     (B)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*
     Not Applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2 (D) OR 2 (E)     [_]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER
                        0
  NUMBER OF        -------------------------------------------------------------
   SHARES          8    SHARED VOTING POWER
BENEFICIALLY            6,275,472**
  OWNED BY         -------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING             0
 PERSON WITH       -------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER
                        6,275,472 shares**
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     6,275,472 shares**
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     [X]**
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     37.61%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     CO
--------------------------------------------------------------------------------

** Does not include (i) 4,899 Ordinary Shares held for members of the public through, among others, provident funds, mutual funds, pension funds, exchange traded funds and insurance policies, which are managed by subsidiaries of CIEH and (ii) 177 Ordinary Shares which are held by unaffiliated third-party client accounts managed by subsidiaries of CIEH as portfolio managers (the "CIEH Shares"). The Reporting Person disclaims beneficial ownership of the CIEH Shares. See also Item 5.


                               Page 6 of 15 pages

                                  SCHEDULE 13D
-------------------                                          -------------------
CUSIP NO. M29925100
-------------------                                          -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Badal Securities Ltd. (no U.S. I.D. number)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
     (A)  [X]
     (B)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*
     Not Applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2 (D) OR 2 (E)     [_]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER
                        0
  NUMBER OF        -------------------------------------------------------------
   SHARES          8    SHARED VOTING POWER
BENEFICIALLY            9,483 shares
  OWNED BY         -------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING             0
 PERSON WITH       -------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER
                        9,483 shares
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9,483 shares
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
     [_]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.056%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     CO
--------------------------------------------------------------------------------


                               Page 7 of 15 pages

                                  SCHEDULE 13D
-------------------                                          -------------------
CUSIP NO. M29925100
-------------------                                          -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     IDB Holding Corporation Ltd. (no U.S. I.D. number)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
     (A)  [X]
     (B)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*
     Not Applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2 (D) OR 2 (E)     [_]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER
                        0
  NUMBER OF        -------------------------------------------------------------
   SHARES          8    SHARED VOTING POWER
BENEFICIALLY            6,034,955 shares**
  OWNED BY         -------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING             0
 PERSON WITH       -------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER
                        6,034,955 shares**
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     6,034,955 shares**
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     [X]**
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     36.17%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     CO
--------------------------------------------------------------------------------

** This number does not include the CIEH Shares. The Reporting Person disclaims beneficial ownership of the CIEH Shares.


                               Page 8 of 15 pages

                                  SCHEDULE 13D
-------------------                                          -------------------
CUSIP NO. M29925100
-------------------                                          -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Nochi Dankner
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
     (A)  [X]
     (B)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*
     Not Applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2 (D) OR 2 (E)     [_]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER
                        0
  NUMBER OF        -------------------------------------------------------------
   SHARES          8    SHARED VOTING POWER
BENEFICIALLY            6,284,955 shares**
  OWNED BY         -------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING             0
 PERSON WITH       -------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER
                        6,284,955 shares**
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     6,284,955 shares**
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     [X]**
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     37.66%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------

** This number does not include the CIEH Shares. The Reporting Person disclaims beneficial ownership of the CIEH Shares.


                               Page 9 of 15 pages

                                  SCHEDULE 13D
-------------------                                          -------------------
CUSIP NO. M29925100
-------------------                                          -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Shelly Bergman
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
     (A)  [X]
     (B)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*
     Not Applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2 (D) OR 2 (E)     [_]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER
                        0
  NUMBER OF        -------------------------------------------------------------
   SHARES          8    SHARED VOTING POWER
BENEFICIALLY            6,284,955 shares**
  OWNED BY         -------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING             0
 PERSON WITH       -------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER
                        6,284,955 shares**
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     6,284,955 shares**
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     [X]**
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     37.66%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------

** This number does not include the CIEH n Shares. The Reporting Person disclaims beneficial ownership of the CIEH Shares.


                              Page 10 of 15 pages

                                  SCHEDULE 13D
-------------------                                          -------------------
CUSIP NO. M29925100
-------------------                                          -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Avraham Livnat
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
     (A)  [X]
     (B)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*
     Not Applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2 (D) OR 2 (E)     [_]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER
                        0
  NUMBER OF        -------------------------------------------------------------
   SHARES          8    SHARED VOTING POWER
BENEFICIALLY            6,284,955 shares**
  OWNED BY         -------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING             0
 PERSON WITH       -------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER
                        6,284,955 shares**
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     6,284,955 shares**
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     [X]**
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     37.66%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------

** This number does not include the CIEH Shares. The Reporting Person disclaims beneficial ownership of the CIEH Shares.


                              Page 11 of 15 pages

                                  SCHEDULE 13D
-------------------                                          -------------------
CUSIP NO. M29925100
-------------------                                          -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Ruth Manor
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
     (A)  [X]
     (B)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*
     Not Applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2 (D) OR 2 (E)     [_]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER
                        0
  NUMBER OF        -------------------------------------------------------------
   SHARES          8    SHARED VOTING POWER
BENEFICIALLY            6,284,955 shares**
  OWNED BY         -------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING             0
 PERSON WITH       -------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER
                        6,284,955 shares**
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     6,284,955 shares**
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     [X]**
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     37.66%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------

** This number does not include the CIEH Shares. The Reporting Person disclaims beneficial ownership of the CIEH Shares.


                              Page 12 of 15 pages

     This Amendment No. 5 amends and supplements the Statement on Schedule 13D in respect of the Ordinary Shares, par value NIS 0.04 each ("Ordinary Shares"), of ECtel Ltd. (the "Issuer"), previously filed with the Securities and Exchange Commission ("SEC") by the Reporting Persons (as defined in the Statement), the last amendment of which was filed with the SEC on November 13, 2007

Unless otherwise defined in this Amendment No. 5, capitalized terms have the meanings given to them in the Statement.

The following amends and supplements Items 3, 4 and 5 of the Statement.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

Item 3 of the Statement is hereby amended and supplemented as follows:

The acquisition of Shares reported in this Statement was funded out of working capital of Clal Electronics.

ITEM 4. PURPOSE OF TRANSACTION

Item 4 of the Statement is hereby amended and supplemented as follows:

The acquisition of Shares reported in this Statement was for investment purposes.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

Item 5 of the Statement is hereby amended and restated in its entirety as follows:

     (a), (b) Percentages are based on 16,686,401 Ordinary Shares outstanding as of November 8, 2007, as the Issuer advised the Reporting Persons.

As of December 4, 2007:

     Clal Industries and Clal Electronics beneficially own, and may be deemed to share the power to vote and dispose of the 2,767,153 Ordinary Shares held by Clal Electronics, constituting approximately 16.58% of the Ordinary Shares of the Issuer.

     Koor beneficially owns, and may be deemed to share the power to vote and dispose of 3,498,836 Ordinary Shares, constituting approximately 20.97% of the Ordinary Shares of the Issuer.

     DIC may be deemed to beneficially own, and to share the power to vote and dispose of, 3,498,837 Ordinary Shares beneficially owned by Koor, constituting approximately 20.97% of the Ordinary Shares outstanding. DIC disclaims beneficial ownership of such shares.

                              Page 13 of 15 pages

     IDB Development beneficially owns 9,483 Ordinary Shares, and may be deemed to own additional 6,265,989 Ordinary Shares, consisting of (i) 2,767,153 Ordinary Shares held by Clal Electronics and (ii) 3,498,836 Ordinary Shares beneficially owned by Koor. IDB Development may be deemed to share the power to vote and dispose of all these Ordinary Shares, constituting in the aggregate, 6,275,472 Ordinary Shares or approximately 37.61% of the Ordinary Shares outstanding. IDB Development disclaims beneficial ownership of such shares, other than the 9,483 Ordinary Shares held by it.

     Badal beneficially owns, and may be deemed to share the power to vote and dispose of 9,483 Ordinary Shares held by it, constituting approximately 0.056% of the Ordinary Shares of the Issuer.

     IDB Holding and the Reporting Persons who are natural persons may be deemed to share the power to vote and dispose of the 6,284,955 Ordinary Shares consisting of (i) the 6,275,472 Ordinary Shares which are and may be deemed to be beneficially owned by IDB Development as set forth above and (ii) 9,483 Ordinary Shares held by Badal, constituting in the aggregate approximately 37.66% of the Ordinary Shares. IDB Holding and the Reporting Persons who are natural persons diclaim beneficial ownership of such shares, except that IDB Holding does not disclaim beneficial ownership of the 9,483 Ordinary Shares of Badal.

     Based on information furnished to the Reporting Persons, Gonen Bieber, one of Clal Industries' executive officers holds 72 Ordinary Shares of the Issuer. Other than that, the Reporting Persons are not aware of any executive officer or director named in Exhibit 1 through 3 to the Statement, beneficially owning any Shares.

     (c) Except as set forth below, the Reporting Persons have not effected any transactions in the Ordinary Shares in the past 60 days ending on December 4, 2007. Information provided to the Reporting Persons indicates that none of the executive officers and directors of Clal Electronics, Clal Industries, DIC, IDB Development, Badal and IDB Holding, purchased or sold , any Ordinary Shares during the last 60 days ending on December 4, 2007.

Clal Electronics made the following purchases of Shares, all of which were made in open market transactions on the NASDAQ:

Date                     Amount of Ordinary Shares       Average Price Per Share
----                     -------------------------       -----------------------
November 1, 2007                 263,900                           $3.2
November 2, 2007                 300,000                           $3.2
November 8, 2007                 510,000                           $3.1
December 4, 2007                 250,000                           $2.9

     (d) Not applicable.

     (e) Not applicable.

                              Page 14 of 15 pages

SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated: December 6, 2007

               CLAL ELECTRONICS INDUSTRIES LTD.
               CLAL INDUSTRIES AND INVESTMENTS LTD.
               KOOR INDUSTRIES LTD.
               DISCOUNT INVESTMENT CORPORATION LTD.
               IDB DEVELOPMENT CORPORATION LTD.
               BADAL SECURITIES LTD.
               IDB HOLDING CORPORATION LTD.
               NOCHI DANKNER
               SHELLY BERGMAN
               AVRAHAM LIVNAT
               RUTH MANOR

               By: Clal Industries and Investments LTD.

                   By: (SIGNED) /s/ Guy Rosen, /s/ Boaz Simons
                   Guy Rosen and Boaz Simons, authorized signatories of
                   Clal Industries and Investments Ltd. for itself and on behalf of Clal Electronics Industries Ltd., Clal Industries and Investments Ltd., Koor Industries Ltd., Discount Investment Corporation Ltd., IDB Development Corporation Ltd., Badal Securities Ltd., Nochi Dankner, Shelly Bergman, Avraham Livnat and Ruth Manor pursuant to the agreements annexed as exhibit 1-10 to the Statement.


                              Page 15 of 15 pages